Exhibit 10.2

Archer‑Daniels‑Midland Company
2009 Incentive Compensation Plan

Performance Share Unit Award Terms and Conditions

These Terms and Conditions are part of a Performance Share Unit Award Agreement (the “Agreement”) that governs a Performance Share Unit Award made to you as an employee of Archer-Daniels-Midland Company (“ADM”) or one of its Affiliates pursuant to the terms of the Company’s 2009 Incentive Compensation Plan, as amended (the “Plan”). The Agreement consists of a notice of Performance Share Unit Award that has been provided to you (the “Notice”), these Terms and Conditions (including Appendix A to these Terms and Conditions (“Appendix A”)) and the applicable terms of the Plan which are incorporated into the Agreement by reference, including the definitions of capitalized terms contained in the Plan. In this Agreement, the term “Company” refers to ADM and its Affiliates, unless the context refers to the issuer of this Award or the Shares issued in settlement of this Award, in which case the term refers to ADM.

Section 1.    Grant of Performance Share Unit Award. The grant of this Performance Share Unit Award to you is effective as of the Date of Grant specified in the Notice. This Performance Share Unit Award provides you a number of Performance Share Units initially equal to the target number of Performance Share Units specified in the Notice (the “Target Number of Units”). The number of Performance Share Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units, but may not under any circumstances exceed the maximum number of Performance Share Units specified in the Notice (the “Maximum Number of Units”). Each Performance Share Unit that is determined to have been earned as provided in Appendix A and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Performance Share Units granted to you shall be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with the Performance Share Units simply representing an unfunded and unsecured obligation of the Company.

Section 2.    Rights of the Recipient.

(a)    No Shareholder Rights. The Performance Share Units granted pursuant to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. Your rights with respect to the Performance Share Units shall remain forfeitable at all times by you until satisfaction of the vesting conditions set forth in Section 3.

(b)    Restrictions on Transfer. You shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Performance Share Units or this Award, except that in the event of your death, your estate shall be entitled to the Shares represented by the earned and vested Performance Share Units. Any attempt to otherwise transfer the Performance Share Units or this Award shall be void. All rights with respect to the Performance Share Units and this Award shall be available only to you during your lifetime, and thereafter to your estate.

Section 3.    Vesting of Performance Share Units. Subject to the provisions of Section 7 below, the Performance Share Units granted hereunder and your right to receive Shares in settlement thereof shall vest (i) on the Scheduled Vesting Date specified in Appendix A, but only if and to the extent that the Performance Share Units have been determined by the Committee to have been earned in accordance with Section 4 hereof during the Performance Period specified in Appendix A (the “Performance Period”), and your status as an Employee has been continuous since the Date of Grant, or (ii) at such earlier time and to the extent specified in Section 6 (the Scheduled Vesting Date or such earlier vesting date being referred to as the “Vesting Date”). Any outstanding Performance Share Units granted under this Agreement that do not vest on the applicable Vesting Date shall be forfeited.

Section 4.    Earned Units. Whether and to what degree the Performance Share Units subject to this Award will have been earned as of the end of the Performance Period will be determined by whether and to what degree the Company has satisfied the applicable performance objective(s) for the Performance Period as set forth in Appendix A, and whether and to what degree the Committee has chosen to exercise its discretion to decrease the number of Performance Share Units otherwise deemed to have been earned. You acknowledge that the number of Performance Share Units deemed to have been earned based on whether and to what degree the Company has satisfied the applicable performance objective(s) for the Performance Period may be adjusted downward, including to zero, by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable.

Section 5.    Settlement of Performance Share Units. Subject to the provisions of Section 7, to the extent the Performance Share Units subject to this Award vest in accordance with Section 3, the Company shall cause to be issued to you, or to your estate in the event of your death, one share of its common stock in payment and settlement of each vested Performance Share Unit. Except as otherwise provided in Section 6 below, such issuance shall follow certification by the Committee that the Company has satisfied the applicable performance objective(s) as of the end of the Performance Period, and shall occur on or as soon as administratively practicable after the Vesting Date, but no later than the 15th day of the third calendar month after the Vesting Date, and you shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 9, and shall be in complete settlement and satisfaction of such vested Performance Share Units. If the Performance Share Units that vest include a fractional Performance Share Unit, the Company shall round the number of vested Performance Share Units to the nearest whole unit prior to issuance of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the Vesting Date) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 9.

Section 6.    Effect of Termination of Service and Change of Control. If you cease to be an Employee prior to the Scheduled Vesting Date under circumstances other than as set forth in paragraphs 6(a) through 6(d), you shall immediately forfeit all unvested Performance Share Units. To the extent any of paragraphs 6(a) through 6(d) is applicable to this Award, any unvested Performance Share Units that do not vest on the applicable Vesting Date as provided therein shall immediately be forfeited.

(a)    Retirement. If you cease to be an Employee by reason of your Retirement prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date the number of Performance Share Units that would otherwise have been determined to have been earned during the Performance Period and vested in accordance with Appendix A if you had remained continuously employed until the Scheduled Vesting Date.

(b)    Disability. If you cease to be an Employee by reason of your Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date the number of Performance Share Units that would otherwise have been determined to have been earned during the Performance Period and vested in accordance with Appendix A if you had remained continuously employed until the Scheduled Vesting Date.

(c)    Death. If you cease to be an Employee as a result of your death prior to the Scheduled Vesting Date, then the Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal year prior to the date of your death. You will be entitled to have vest as of the date of your death a number of Performance Share Units equal to the sum of (i) the number of Performance Share Units determined by the Committee to have been earned and entitled to vest in accordance with the last section of Appendix A over the truncated Performance Period, plus (ii) the Target Number of Units multiplied by a fraction whose numerator is the number of fiscal years in the original Performance Period that were not included in the truncated Performance Period, and the denominator of which is three.

(d)    Change of Control. If a Change of Control occurs after the Date of Grant but before the Scheduled Vesting Date and you continue to be an Employee to the date of the Change of Control, then the following provisions shall apply:

(i)    Termination After a Change of Control. If, within 24 months after a Change of Control (A) described in paragraphs (a), (d) or (e) of Section 2.7 of the Plan or (B) that constitutes a Business Combination as defined in paragraph (c) of Section 2.7 of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Performance Share Unit Award, you cease to be an Employee due either to an involuntary termination for reasons other than Cause (as defined in paragraph 7(b)) or a resignation for Good Reason (as defined in subparagraph 6(d)(v), then the Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal year prior to the date you cease to be an Employee, and you will be entitled to have vest as of the date of such employment termination a number of Performance Share Units determined as provided in subparagraph 6(d)(iv).

(ii)    Award Not Continued, Assumed or Replaced. If this Performance Share Unit Award is not continued, assumed or replaced in connection with a Change of Control that constitutes a Business Combination as contemplated by clause (B) of subparagraph 6(d)(i), or if a Change of Control described in paragraph (b) of Section 2.7 of the Plan occurs, then the Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal year prior to the date of the Change of Control, and you will be entitled to have vest as of the date of the Change of Control a number of Performance Share Units determined as provided in subparagraph 6(d)(iv).

(iii)    Assumption or Replacement. For purposes of this paragraph 6(d), this Performance Share Unit Award will be considered assumed or replaced if, in connection with the Change of Control transaction and in a manner consistent with Code Section 409A, either (i) the contractual obligations represented by this Award are expressly assumed by the surviving or acquiring entity (or its parent entity) with appropriate adjustments to the number and type of securities subject to this Award and the applicable performance goals that preserves the intrinsic value of this Award existing at the time of the Change of Control transaction, or (ii) you have received a comparable performance share unit award that preserves the intrinsic value of this Award existing at the time of the Change of Control transaction and is subject to substantially similar terms and conditions as this Award.

(iv)    Units Subject to Accelerated Vesting. The number of Performance Share Units that would be subject to accelerated vesting pursuant to subparagraph 6(d)(i) or 6(d)(ii) will be equal to the sum of (A) the number of Performance Share Units determined by the Committee to have been earned and entitled to vest in accordance with the last section of Appendix A over the truncated Performance Period, plus (B) the Target Number of Units multiplied by a fraction whose numerator is the number of fiscal years in the original Performance Period that were not included in the truncated Performance Period, and the denominator of which is three.

(v)    Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning specified in your employment agreement with the Company; provided if you are not a party to an employment agreement that contains such definition, then a termination for “Good Reason” shall occur upon your resignation from employment with the Company as a result of one or more of the following reasons: (i) the Company materially reduces the amount of your base salary or cash bonus opportunity (it being understood that the Committee shall have discretion to set the Company’s and your personal performance targets to which the cash bonus will be tied), (ii) a material diminution in your authority, duties or responsibilities, or (iii) the Company changes your place of work (other than in connection with a return to your home country upon the termination of a work assignment in a different country) to a location more than fifty (50) miles from your present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) you provide written notice to the Company of the existence of such condition not later than 60 days after you know or reasonably should know of the existence of such condition, (B) the Company fails to remedy such condition within 30 days after receipt of such notice and (C) you resign due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof.

Section 7.    Forfeiture of Award and Compensation Recovery.

(a)    Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, if you cease to be an Employee because your employment is terminated for “Cause” (as defined in paragraph 7(b)), or if, during the term of your employment with the Company and for two years after the Vesting Date, or during the period following Retirement or Disability and prior to the passage of two years after the Vesting Date, you breach any restrictive covenants applicable to you (including those contained in paragraph 7(c), you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 5, and (ii) with respect to Shares that have been issued pursuant to this Award (or the cash value thereof paid) after the Vesting Date, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the Vesting Date (or equal to the cash value previously paid).

(b)    Definition of “Cause”. For purposes of this Section 7, “Cause” shall mean the Company’s good faith determination that you have engaged in any act that creates just cause for termination, which, without limiting the foregoing, shall be deemed to include the following: (i) any act of dishonesty with respect to your responsibilities as an Employee, embezzlement, misappropriation, intentional fraud, or other violations of the law or similar conduct by you involving the Company, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere to, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company, (iv) activities harmful to the reputation of the Company, (v) a violation of Company operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to you, including failure to provide your Best Efforts on behalf of the Company, (vi) a violation of any contractual, statutory or common law duty of loyalty to the Company; (vii) any breach of your obligations to the Company, including any confidentiality or non-disclosure obligations; or (viii) any willful and/or gross misconduct by you that in the good faith determination of the Company demonstrates unfitness to be an employee of the Company, including the harassment of any employee or violation of any law, regulation, or Company policies. “Best Efforts” shall mean that, during your employment or relationship with the Company, you will devote your best efforts to the performance of your duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to not devote your full attention to matters of the Company during business hours, to disclose or utilize the Confidential Information of the Company, or would reflect adversely on the Company.

(c)    Violations of Restrictive Covenants. During the time in which your Performance Share Units shall vest and for two years after the Vesting Date, you shall comply with all provisions of the Restrictive Covenants set forth in subparagraphs 7(c)(i) through (iii).

(i)    Non-Disclosure and Return of Confidential Information. You have or will be given access to and provided with sensitive, confidential, proprietary, and/or trade secret information (collectively, “Confidential Information”) in the course of your employment. Examples of Confidential Information include, but are not limited to, inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information. You agree not to disclose or use Confidential Information, either during or after your employment with the Company, except as necessary to perform your duties or as the Company may consent in writing. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your employment.

(ii)    Non-Solicitation. During the time in which your Performance Share Units shall vest and for two years after the Vesting Date under Section 3, you may not, without the Company’s prior written consent, directly or indirectly, for you or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, or shareholder, or in any other individual or representative capacity:

(A)    Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months prior to your employment termination and with whom you had direct or indirect contact to further the Company’s business, or for whom you provided services or supervised employees who provided those services, or about which you received or had access to Confidential Information about the provider or customer, or (b) was a prospective provider or customer the Company solicited within the 12 months before your employment termination and with whom you had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about which you received or had access to Confidential Information about the prospective customer or provider.
(B)    Hire, employ, recruit, or solicit any Company employee or consultant.
(C)    Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.
(D)    Assist anyone in any of the activities listed above.
(iii)    Non-Competition. During the time in which your Performance Share Units shall vest and for two years after the Vesting Date under Section 3, you may not, without the Company’s prior written consent, directly or indirectly, for you or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(A)    Engage in or participate in any activity that competes, directly or indirectly with any Company product or service that you engaged in, participated in, or had Confidential Information about during your employment, including, but not limited to, any business engaged in the trading and/or processing of agricultural commodities, the manufacturing of biodiesel, ethanol, or food and feed ingredients, or the operation of grain elevators and crop origination and transportation networks.

(B)    Assist anyone in any of the activities listed above.

(iv)    Certification of Compliance. Prior to the issuance of Shares, you may be required to certify to the Company and provide such other evidence to the Company as the Company may reasonably require that you have not engaged in any activities that compete with the business operations of the Company since you ceased to be an Employee due to Retirement or Disability.

(d)    Compensation Recovery Policy. In addition to those provisions contained within paragraphs 7(a) through 7(c), to the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Section 8.    Withholding of Taxes. You shall be responsible for the payment of any withholding taxes upon the occurrence of any event in connection with the Award (for example, vesting or issuance of Shares in settlement of Performance Share Units) that the Company determines may result in any tax withholding obligation, including any social security obligation. The delivery of Shares in settlement of Performance Share Units shall be conditioned upon the prior payment by you, or the establishment of arrangements satisfactory to the Company for the payment by you, of all such withholding tax obligations. You hereby authorize the Company to withhold from salary or other amounts owed to you any sums required to satisfy withholding tax obligations in connection with the Award.  As contemplated by Section 17.2 of the Plan, you may elect to satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares that would otherwise be issued to you in settlement of the Performance Share Units by notifying the Company of such election prior to the Vesting Date. If payment of withholding tax obligations, or satisfactory payment arrangements, are not made on a timely basis, the Company may instruct an authorized broker to sell such number of Shares subject to the Award as are equal in value to the tax withholding obligations prior to the issuance of any Shares to you.

Section 9.    Securities Law Compliance. No Shares shall be delivered upon the vesting of any Performance Share Units unless and until the Company and/or you shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that you may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.

Section 10.    No Rights as Employee or Consultant. Nothing in this Agreement or this Award shall confer upon you any right to continue as an Employee or consultant of the Company, or to interfere in any way with the right of the Company to terminate your service at any time.

Section 11.    Adjustments. If at any time while this Award is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.3 of the Plan, the number of Performance Share Units and the number and kind of securities that may be issued in respect of such Units shall be adjusted in accordance with the provisions of the Plan.

Section 12.    Notices. Any notice hereunder by you shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s office at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 or at such other address as the Company may designate by notice to you.  Any notice hereunder by the Company shall be given to you in writing and such notice shall be deemed duly given only upon receipt thereof at such address as you may have on file with the Company.

Section 13.    Construction. The construction of the Notice and these Terms and Conditions (including Appendix A) is vested in the Committee, and the Committee’s construction shall be final and conclusive. The Notice and these Terms and Conditions are subject to the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of the Notice and these Terms and Conditions on the one hand and the Plan on the other hand, the provisions of the Plan will govern.

Section 14.     Governing Law and Venue.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof. The parties expressly agree that any action relating to or arising out of this Agreement shall take place exclusively in the State of Illinois, and you consent to the jurisdiction of the federal and/or state courts in Illinois. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

Section 15.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

Section 16.    Remedies. The parties expressly agree that the forfeiture and repayment obligations contained within Section 7 do not constitute the Company’s exclusive remedy for your violation of subparagraph 7(c)(i). The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation of that provision. To the extent that any violation of subparagraph 7(c)(i) shall result in an injunction against you, the parties expressly agree that the Company shall be entitled to obtain and enforce immediately temporary restraining orders, preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach.

Section 17.    Miscellaneous.

(a)    Amendment, Waiver, and Severability. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of your prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. You also agree that the trier of fact may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you acknowledge and agree that you have not, will not, and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by you or the Company except by the express written consent of the Company. The paragraph headings in this Agreement are for convenience of reference and in no way define, limit or affect the meaning of this Agreement.

(b)    Assignment and Transfer of Employment. The rights and/or obligations herein may only be assigned by the Company (except as otherwise expressly set forth herein), may be done without your consent and shall bind and inure to the benefit of the Company, its successors and assigns. If the Company makes any assignment of the rights and/or obligations herein or transfers your employment or relationship within the Company, you agree that this Agreement shall remain binding upon you.

(c)    Acceptance. You agree that this Agreement is accepted by you through your original, electronic or facsimile signature. You further agree that the Company is deemed to have accepted this Agreement as evidenced by your receipt of the Notice of Performance Share Units.

(d)    Third Party Beneficiaries. This Agreement is intended to benefit each and every Subsidiary, Affiliate, or business unit of the Company for which you perform services, for which you have customer contacts, or about which you receive Confidential Information and may be enforced by any such entity. You agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which you are affiliated on the last day of your employment or relationship with the Company.

(e)    Attorney’s Fees for Failure to Meet Repayment Obligations. You expressly agree that, if the Company successfully brings a lawsuit to recover amounts due and owing for a violation of paragraph 7(c), you shall be required to pay any and all of the Company’s reasonable attorney’s fees.

By indicating your acceptance of this Performance Share Unit Award, you agree to all the terms and conditions described above and contained in the Notice and in the Plan document.

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